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           CONTRACT FOR PURCHASE AND SALE OF SEDONA APARTMENT COMPLEX


     This Contract for Purchase and Sale of Sedona Apartment Complex ("Contract") dated as of March 20, 1997, is between American Sedona Partners, L.P., a Colorado limited partnership (the "Seller"), and Evans Real Estate Group, LLC, a Colorado limited liability company (the "Purchaser").

                                    RECITALS

     A. The Seller is the owner of the tract of land and the improvements thereon located in Denver County, Colorado, more particularly described on EXHIBIT A attached as a part of this Contract (the "Land").
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     B.  The Land has been improved by the construction of apartment buildings and certain amenities including fixtures, parking areas, landscaping and other improvements located upon the Land (the "Improvements").

     C. The Seller owns certain furniture, fixtures, furnishings, machinery, equipment, and other personal property located on or about the Land and Improvements and used in connection therewith, which personal property is more particularly set forth in the list attached hereby as EXHIBIT B (the "Personal
                                                      ---------
Property").

     D. The Purchaser desires to purchase from the Seller the Land, Improvements, and Personal Property, together with all appurtenances, rights, easements, rights of way, privileges, licenses, appurtenances, tenements and hereditaments incident thereto (all collectively called the "Property"), and the Seller desires to sell and convey the Property to the Purchaser.

     E. In order to effect the intent of the parties as described in these Recitals, the parties have entered into this Contract and agree as set forth below.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:
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                                   ARTICLE 1

                              PROPERTY TO BE SOLD

     1.1 LAND, IMPROVEMENTS, AND PERSONAL PROPERTY. The Purchaser agrees to buy, and the Seller agrees to sell and convey to the Purchaser, the Property pursuant to the terms and conditions set forth in this Contract.


                                   ARTICLE 2

                                 PURCHASE PRICE

     2.1 PAYMENT OF PURCHASE PRICE. The purchase price for the Property shall be Nine Million Two Hundred Fifty Thousand Dollars ($9,250,000.00). The purchase price for the Property shall be paid as follows:

          (a) By payment of Three Million Five Hundred Fifty Thousand Dollars ($3,550,000.00) in cash or cash equivalent at Closing, which amount shall be (i) reduced by the Earnest Money Deposit and the Non-Refundable Deposit including any interest earned thereon as provided for in Paragraph 12.1 below, (ii) adjusted to reflect any difference between the loan assumption amount set forth in paragraph 2.1(b) below and the actual principal balance of the loan assumption as of the Closing Date, and (iii) subject to the prorations provided for in Article 7 below; and

          (b) By the Purchaser assuming and agreeing to pay an existing loan in the approximate amount of Five Million Seven Hundred Thousand Dollars ($5,700,000.00), presently payable on the following terms: the promissory note to be assumed (the "Note") is collateralized by the Property, bears interest at two and one-half percent (2.5%) above the 30-day LIBOR index, has a term of eighteen (18) months, and is amortized over twenty-five (25) years. Purchaser shall, within ten (10) days of the date of this Contract, complete its application to the lender including the provision of all supporting documents, for qualification for the loan assumption and Purchaser shall diligently and in good faith pursue obtaining the lender's approval. Purchaser shall have obtained approval for the loan assumption before the end of the Due Diligence Period. Purchaser agrees to pay any and all loan transfer and assumption fees and costs and any expenses related thereto. Seller shall be fully released from any and all liability on such loan and Seller's release from liability shall be evidenced by an appropriate letter from the lender. Seller's receipt of such a letter, in form and substance satisfactory to Seller in its sole and absolute discretion, shall be a condition precedent to Seller's obligation to close. Purchaser's approved assumption of the Note and First Deed of Trust without modification of its material terms (other than the obligation to pay assumption fees and costs) shall be an additional condition precedent to Purchaser's obligations hereunder.



                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
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     The Seller hereby represents, warrants, and covenants that, as of the date hereof and as of the Closing, to the best of its knowledge:

     3.1 AUTHORITY OF SELLER. The Seller is a limited partnership organized under the laws of the State of Delaware, in good standing and qualified to do business in the State of Colorado, and has the right, power, and authority to enter into this Contract and to sell the Property in accordance with the terms and conditions of this Contract.

     3.2 REPAIRS AND MAINTENANCE PRIOR TO CLOSING. Subject to Article 8 hereof concerning condemnation and risk of loss, and subject further to the disclosures in Article 9 hereof concerning Upgrades and Repairs (as defined below), prior to Closing the Seller shall maintain the Property substantially in its present condition, reasonable wear and tear excepted.

     3.3 EXISTING FINANCING. The Property is subject to a First Deed of Trust (the "First Deed of Trust") held by GMAC Commercial Mortgage Corporation ("Lender") securing the repayment of an indebtedness (hereinafter referred to as the "First Deed of Trust Debt") in the original principal amount of Five Million Seven Hundred Thousand Dollars ($5,700,000.00), and is amortized over twenty-five (25) years. The First Deed of Trust is not in default, nor has any event occurred which, with the lapse of time or the giving of notice, would become a default thereunder, nor has the holder of the First Deed of Trust asserted any claim of default by the Seller thereunder, nor has the holder of the First Deed of Trust permitted any moratorium or other postponement or forgiveness of principal or interest payable thereunder.

     3.4 TENANT LEASES. The Property is subject to those tenancies and leases (sometimes collectively referred to as "Leases") listed on the rent roll attached hereto as EXHIBIT C and current as of the date thereof. The rent roll
                   ---------
has been compiled and maintained by the independent property management company engaged by Seller to manage the Property. All leases listed on EXHIBIT C,
                                                                ---------
including all modifications thereto, are available for inspection by the Purchaser, upon reasonable notice to Seller.

     3.5 STATUS OF TENANT LEASES. To the best of Seller's knowledge, except as otherwise indicated on EXHIBIT C, all of the Leases are in good standing, valid
                       ---------
and in full force and effect. The Seller has the sole right to collect the rents under the Leases, and neither that right nor any of the Leases have been assigned, pledged, hypothecated or otherwise encumbered by the Seller except as additional collateral for the First Deed of Trust (which collateral security is conditional in nature, and the holder of the First Deed of Trust has not asserted or exercised any right to collect the rents). Seller shall not enter into any new rental agreements with any of the tenants listed on EXHIBIT C, nor
                                                                 ---------
rent any unit to new tenants, except as provided in Article 9 below.

     3.6 MANAGEMENT AGREEMENTS AND SERVICE CONTRACTS. The Seller has furnished or made available to the Purchaser copies or originals of each real estate management, maintenance, security and service contract, and all other agreements in force with respect to the Property, known to the Seller.

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     3.7   INSURANCE.  The Seller has in full force insurance policies covering the Improvements for loss or damage, liability, and loss of rents. Copies of the insurance binders have been or will be provided to Purchaser.

     3.8 CONDEMNATION PROCEEDINGS. The Seller knows of no condemnation or eminent domain proceedings pending or contemplated against the Property or any part thereof.

     3.9 EMPLOYEES. Seller has made or will make available to Purchaser a list of all persons presently employed by the Seller in connection with the operation and maintenance of the Property. There are no labor disputes or disputes between Seller and its employees pending or, to the best of the Seller's knowledge, contemplated, which would affect the operation or maintenance of the Property. The Seller is not a party to any union or other collective bargaining contract relating to the Property.

     3.10 MANUFACTURERS WARRANTIES. Seller has made or will make available to purchaser all warranties of manufacturers, suppliers and/or installers relating to the Property, or any part thereof, known to Seller.

     3.11 NO DEFAULTS. To the best of Sellers' knowledge, neither the execution of this Contract nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, any of the material terms, conditions or provisions of, or constitute a material default under, any agreement or instrument to which the Seller is a party; (ii) violate any restriction to which the Seller is subject; (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order; or (iv) give anyone the right to cancel any contract or lease pertaining to the Property.

     3.12 EVENTS PRIOR TO CLOSING AND OTHER INFORMATION. The Seller will not take or cause to be taken any action, or fail to perform any obligation, which would cause any of the foregoing representations or warranties to be untrue as of the Closing. The Seller shall immediately notify the Purchaser, in writing, of any event or condition known to Seller which occurs prior to Closing hereunder, which causes a material change in the facts relating to, or the truth of, any of the above representations or warranties.

     The Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing on the Closing date that:

     3.13 DUE ORGANIZATION GOOD STANDING AND POWER. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado. The Purchaser has full right, power, and authority to enter into this agreement and perform its obligations hereunder.

     3.14 AUTHORIZATION AND VALIDITY OF DOCUMENTS. The execution, delivery, and performance by the Purchaser of this agreement and the documents and transactions contemplated hereby have been duly and validly authorized by the Purchaser. This agreement has been duly executed, acknowledged, sealed, and delivered by the Purchaser and is a legal, valid, and

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binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.


                                   ARTICLE 4

                      TITLE, INSPECTIONS AND CLOSING DATE

     4.1 TITLE INSURANCE. The Seller shall, at the Seller's expense, within the Due Diligence Period, obtain and deliver to Purchaser a commitment (the "Title Commitment") from a title insurance company of the Seller's choice which is licensed to do business in the State of Colorado to issue an owner's title insurance policy on Standard ALTA Policy Form B 1992, and to delete the standard printed exceptions appearing in such form. Copies of all recorded documents referred to in the commitment shall also be delivered to Purchaser by Seller.
If the title commitment shows exceptions to title which are in addition to those listed on EXHIBIT D and have a material adverse effect upon the marketability of
          ---------
the title to the Property, the Purchaser shall give the Seller notice thereof within the Due Diligence Period and, unless the Seller gives the Purchaser written notice within such Due Diligence Period that the Seller will cause the title defects to be cured at or prior to Closing, the Purchaser may, within the Due Diligence Period and at its election: (i) terminate this Contract, in which event the Earnest Money Deposit referred to in Article 12 below and all interest earned thereon shall be promptly returned to the Purchaser, or (ii) waive all those title defects not shown on EXHIBIT D which Seller will not cause to be
                                 ---------
cured and proceed with Closing hereunder as if the additional title defects did not exist.

     4.2 SURVEY. The Seller shall, at its expense, obtain and deliver to the Purchaser, within the Due Diligence Period, the most recent survey of the Property in Seller's possession prepared by a licensed surveyor registered in the State of Colorado selected by the Seller.

     4.3 INSPECTION OF BOOKS AND RECORDS. Following the date of this Contract, the Seller shall either provide Purchaser with, or Purchaser shall have access at reasonable times during ordinary business hours to, all documents, agreements and other information in the possession of the Seller, or any employee, agent or independent contractor of the Seller, pertaining to the ownership, use, rental or operations of the Property, including, but not limited to: financial records, tax returns, tax assessments, bills, any and all third party reports prepared for GMAC, leases, most current rent roll, detailed operating statements for the last two (2) calendar years, year-to-date operating statements, approved management company budgets for 1997 in possession of Seller, property tax bills or statements for 1995 and 1996, environmental studies for the property, copy of current title commitments, including a legal description, and one copy of all documents listed as exceptions to the title report, if in Seller's possession, current insurance binders, personal property inventory, copies of all leases (to be reviewed on property), personnel list, litigation for or against property, insurance claims, current rent roll, copies of licenses in Seller's possession, and copies of service contracts. Purchaser shall have the right, at its expense, to make copies of any such documents.

     4.4 INSPECTION OF THE PROPERTY. During the period ending at 5:00 p.m. MDT on the day that is forty (40) days from the effective date hereof (the "Due Diligence Period"), the Purchaser shall have the right, at its expense, during ordinary business hours, to have an

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engineer or other independent inspector of its choice inspect the Property, provided the Purchaser gives the Seller reasonable notice of any inspection and provided further that the inspection of the interior of any apartment unit is permitted by the terms of the lease to such apartment unit or is consented to by the occupant thereof. Any disturbance to the Property caused by the inspection shall be promptly remedied or repaired at the expense of the Purchaser. The Purchaser agrees to indemnify and hold Seller harmless against and from any and all liability, costs, and expenses (including reasonable counsel fees of the Seller), arising out of or with respect to such inspections. Unless the Purchaser gives the Seller notice within the Due Diligence Period that it waives all contingencies to Closing, this Contract shall terminate in which event the Earnest Money Deposit and the Non-Refundable Deposit referred to in Article 12 below and all interest earned thereon shall be promptly returned to the Purchaser. After the Due Diligence Period has ended, the Earnest Money Deposit and the Non-Refundable Deposit shall be non-refundable.

     4.5 CLOSING. The purchase and sale contemplated by this Contract shall be consummated at settlement (the "Closing"), which shall take place five (5) days after the end of the Due Diligence Period, or such earlier date as may be mutually agreed upon by the Seller and the Purchaser (the "Closing Date"). The Closing shall take place at the offices of the title company issuing the commitment referred to in paragraph 4.1 above in the City and County of Denver.


                                   ARTICLE 5

                       SELLER'S DELIVERIES AND CONDITIONS
                      PRECEDENT TO PURCHASER'S OBLIGATIONS

     In addition to other conditions precedent set forth elsewhere in this Contract, the Seller shall deliver to the Purchaser at the Closing all of the following, the delivery of which shall be a condition to Purchaser's obligation to consummate the purchase of the Property and all being considered as occurring simultaneously.

     5.1 SPECIAL WARRANTY DEED. A special warranty deed which shall convey title to the Land and Improvements, subject to the lien of the First Deed of Trust and those title exceptions waived by the Purchaser pursuant to paragraph
4.1 and set forth as EXHIBIT D.
                     ---------

     5.2 BILL OF SALE. A bill of sale duly executed by the Seller and transferring, assigning and conveying to the Purchaser: (i) good and marketable title to all the Personal Property subject, however, to the existing liens securing the First Deed of Trust (ii) all rights of the Seller as lessee under any leases of the Personal Property; and (iii) all warranties and guarantees pertaining to the Personal Property.

     5.3 Assignment of Leases in a form acceptable to Purchaser and set forth in EXHIBIT F.
   ---------

     5.4 POSSESSION OF RECORDS. Seller shall deliver possession of the originals of all Leases (including Lease guaranties, if any), service contracts and originals or copies of all plans, reports, and approvals, if any, as required herein to Purchaser on the Closing Date.

     5.5 TENANT SECURITY DEPOSITS. An assignment to Purchaser of all accounts representing tenant security deposits, including all accrued interest thereon required by law or other agreement to be paid thereon.

     5.6 UPGRADES AND REPAIRS ESCROW. An assignment to Purchaser of Seller's rights in and to funds escrowed with respect to the Upgrades and Repairs. Purchaser shall assume, pursuant to paragraph 6.2 below, all of Seller's obligations with respect to completion and payment for the Upgrades and Repairs, including the payment of invoices for work done prior to Closing but not yet paid; provided, however, that such obligations shall not exceed the funds escrowed therefor, and any funds not so expended shall be the property of Purchaser.

     5.7 MISCELLANEOUS. Such other instruments (including a joint notice from the Seller and the Purchaser to the tenants of the Property informing them of the conveyance of the Property to the Purchaser and of the transfer of tenants' security deposits to Purchaser) as may reasonably be required to consummate the transactions contemplated by this Contract. Seller shall cause the Title Insurance Policy to be delivered to Purchaser on or as soon as practicable after closing at its expense.

     5.8 POSSESSION. Possession of the Property shall be delivered to the Purchaser at Closing, subject to the Leases shown on EXHIBIT C and such
                                                     ---------
replacements thereof and new leases as are entered into in conformity with the provisions of Article 9 below concerning operations prior to Closing.


                                   ARTICLE 6

                     PURCHASER'S DELIVERIES AND CONDITIONS
                       PRECEDENT TO SELLER'S OBLIGATIONS

     At the Closing and contemporaneously with the Seller's compliance with the provisions of Article 5, Purchaser shall deliver to Seller at the Closing all of the following, the delivery of which shall be a condition to Seller's obligation to consummate the sale of the Property. Any one or more of the conditions precedent to Seller's obligations hereunder, whether set forth in this Article 6 or elsewhere, may be waived by Seller in its absolute discretion.

     6.1 CASH PORTION OF PURCHASE PRICE. Pay to Seller the cash portion of the purchase price, adjusted as set forth in Paragraph 2.1(a).

     6.2 ASSUMPTIONS. Execute and deliver to Seller and/or such third parties as may be appropriate an assumption by Purchaser of (i) the First Deed of Trust,
(ii) all obligations of the Seller as lessor under the Leases, to be performed from and after the date of Closing, and (iii) all obligations of the Seller with respect to completion of and payment for the Upgrades and Repairs, such obligations not to exceed the funds escrowed therefor. The Purchaser shall also execute and deliver to the Seller a certificate of the Purchaser representing and warranting to the Seller that from and after the date of Closing, the Purchaser will comply with the provisions of C.R.S. (S) 38-12-101 et seq. with respect to the security deposits assigned to the Purchaser.

                                 ARTICLE 7

                         PRORATED ITEMS AND ADJUSTMENTS

          In connection with the transactions contemplated by this Contract, the Seller and the Purchaser shall share equally the cost of any local transfer taxes and Closing fees; Purchaser shall pay all documentary fees; Purchaser shall pay for recordation of the deed and any instruments relating to the loan assumption and any other of its loans. Seller shall pay the filing fee for recording any existing encumbrances to be released at Closing. The Purchaser and Seller shall each pay their own legal fees. At the Closing the following adjustments and prorations shall be computed as of the date of Closing and the cash portions of the purchase price shall be adjusted to reflect such prorations:

          7.1 RENT. All rentals collected by Seller up to the date of Closing, which are allocable to the period from and after Closing, shall be paid by the Seller to the Purchaser. That portion of any past due rentals payable to the Seller at or prior to Closing which are allocable to the period prior to Closing shall be remitted to the Seller by the Purchaser as and if collected by Purchaser. Payments received by the Purchaser shall be applied first to current rent due and then to past due rent starting with the most recent delinquency. The Purchaser shall use reasonable diligence to collect past due rents.

          7.2 REAL PROPERTY TAXES. Real property taxes for the year of Closing, based on the most recent levy and most recent assessment, assessments and all other public or governmental charges against the Land and Improvements which are or may be payable on an annual basis (including special assessments, liens or encumbrances for sewer, water, drainage, or other public improvements completed or commenced on or prior to the date of this Contract or subsequent thereto) to the extent the same are not payable by tenants pursuant to tax escalation clauses in their Leases, shall be adjusted and apportioned as of the date of Closing and assumed and paid thereafter by the Purchaser, whether assessments have been levied or not as of the date of Closing.

          7.3 PERSONAL PROPERTY TAXES. Personal property taxes attributable to the Personal Property for the fiscal year in which the date of Closing occurs shall be apportioned between the parties as of the date of Closing.

          7.4 SERVICE CONTRACTS AND UTILITIES. All prepayments made or payments due under any continuing Service Contracts affecting the property, including water, sewer, electric, gas and utility bills, parking, garbage removal, and maintenance agreements shall be adjusted and apportioned as of the Closing and thereafter assumed by the Purchaser.

          7.5 SALES TAXES. Any sales tax relating to the Personal Property and fixtures shall be paid by Purchaser. Any further sales or use tax that may accrue because of this transaction shall also be paid by Purchaser.

          7.6 MISCELLANEOUS. All other charges and fees customarily prorated and adjusted in similar transactions shall be prorated at Closing and thereafter assumed by the Purchaser. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill or statement.


                                   ARTICLE 8

                         CONDEMNATION AND RISK OF LOSS

          8.1 CONDEMNATION. In the event of condemnation or receipt of notice of condemnation or taking of the Property or any portion thereof by governmental authority prior to the date of Closing, then, provided that the estimated value of the portion of the Property which is the subject thereof is in excess of Three Hundred Thousand Dollars ($300,000.00), the Purchaser, at its option, shall have the right to terminate this Contract, and the Earnest Money Deposit and interest thereon shall thereupon be refunded to the Purchaser, at which time all parties shall thereupon be relieved of all rights and responsibilities in this Contract, at law and in equity. If the estimated value is less than Three Hundred Thousand Dollars ($300,000.00), or if the Purchaser does not elect to terminate this Contract, then Closing hereunder shall be consummated as herein provided, without reduction of the Purchase Price, but all condemnation awards or payments shall be paid or assigned to the Purchaser at Closing. In no event shall Seller be under any duty to Purchaser to restore the Property following a condemnation.

          8.2 RISK OF LOSS. If prior to Closing the Property is damaged by fire, other casualty, act of God or other event, then, provided the reasonably estimated cost of the repair of the damages is in excess of Three Hundred Thousand Dollars ($300,000.00) the Purchaser, at its option, shall have the right to terminate this contract, and the Earnest Money Deposit and interest thereon shall thereupon be refunded to Purchaser, at which time all parties shall be relieved of all rights and responsibilities in the Contract, at law and in equity. If the estimated cost of the repair of the damage is less than Three Hundred Thousand Dollars ($300,000.00), or if the Purchaser does not elect to terminate, as aforesaid, then Closing hereunder shall be consummated as herein provided, without reduction of the Purchase Price, and, unless the damage shall have been repaired by the Seller prior to the Closing, all insurance proceeds payable as a result of such damage or casualty, if any, shall be paid or assigned to the Purchaser.


                                   ARTICLE 9

                          OPERATIONS PRIOR TO CLOSING

          9.1 MAINTENANCE. Subject to the provisions of Article 8 concerning repairs and replacements in the event of condemnation or casualty, until Closing the Seller, at its expense, shall maintain the Property substantially in its present condition, subject to normal wear and tear. Purchaser acknowledges that
(a) Seller is required under the terms of the Note, the First Deed of Trust and the associated collateral loan documents to complete certain upgrades and repairs (the "Upgrades and Repairs") on the Improvements, and (b) substantial renovations to the Improvements are currently in progress. Seller agrees to consult with Purchaser with respect to such upgrades, repairs and renovations but such consultation shall in no way subject Seller to any additional obligations.

          9.2 OPERATIONS. Until Closing the Seller, at its expense, shall operate the Property in substantially the same manner as the Property is being operated on the date of this Contract. The Seller shall use reasonable efforts to maintain the goodwill of existing tenants and suppliers and to relet any apartment unit on the Property which becomes vacant prior to Closing, provided the reletting is to an unrelated third party pursuant to a bona fide lease, and is at a rent comparable to that being charged for similar units in the Property. Seller's contract with the management company for the operation of the Property shall be terminated as of Closing and Seller shall indemnify Purchaser for any liability to such management company.

          9.3 THE FIRST DEED OF TRUST. Until Closing the Seller will perform all of its obligations under the First Deed of Trust and will make all periodic payments required thereunder.

          9.4 OTHER ACTS. Until Closing the Seller shall not undertake or omit to undertake any other act which would have a material adverse effect on the Property or the operations thereof as presently conducted.


                                   ARTICLE 10

                               FURTHER ASSURANCES

          10.1 CONTINUING ACCESS. After Closing, the Seller shall execute and deliver to the Purchaser any additional documents and instruments which Purchaser may reasonably determine are necessary to further assure to the Purchaser the consummation of the purchase and sale contemplated herein, without additional expense to the Seller. From and after Closing each party shall afford to the other reasonable access to any information in its possession concerning the operations of the Property (including the right to copy the same at the expense of the party desiring the copy) for purposes of any tax examination or audit or other similar purpose.

          10.2 SECTION 1031 EXCHANGE. Purchaser agrees to use its best efforts to cooperate with and assist Seller in realizing its opportunity to complete a potential Section 1031 exchange transaction. Purchaser need only so cooperate with any such exchange so long as it incurs no additional liability as a result thereof, any such exchange in no way hinders or delays the timely performance of this contract, and any such exchange does not in anyway otherwise modify the provisions contained herein.


                                   ARTICLE 11

                             REAL ESTATE COMMISSION

          11.1 REAL ESTATE COMMISSION. Each party shall pay its own broker's commissions.

                                 ARTICLE 12

                             EARNEST MONEY DEFAULT

          12.1 EARNEST MONEY DEPOSIT; PAYMENT TO SELLER AT CLOSING. No later than two (2) business days after execution of this Contract, the Purchaser shall pay to the title company as escrow agent (the "Escrow Agent") Fifty Thousand Dollars ($50,000.00) in the form of certified funds payable to the Escrow Agent (the "Earnest Money Deposit"). By 5:00 p.m. on the last day of the Due Diligence Period, Purchaser shall pay to the title company an additional Fifty Thousand Dollars ($50,000) in the form of certified funds or wire transfer payable to the title company (the "Non-Refundable Deposit"). The Non-Refundable Deposit is not subject to any contingencies and is not refundable to Purchaser except in the event of Seller's default as described in paragraph 12.3 below.
At Closing, the Earnest Money Deposit and the Non-Refundable Deposit, including all interest earned thereon, shall be paid by the Escrow Agent to the Seller and applied to the payment of the cash portion of the purchase price. If Closing does not occur, the Earnest Money Deposit and the Non-Refundable Deposit, including all interest earned thereon, shall be paid over in accordance with the terms of this Contract. The Escrow Agent shall deposit the Earnest Money Deposit in an interest-bearing account in a federally insured bank or savings and loan association. The Escrow Agent shall be reimbursed equally by the parties hereto for all expenses.

          12.2 PURCHASER'S DEFAULT; LIQUIDATED DAMAGES. The Purchaser and the Seller each acknowledge that it would be difficult to ascertain the actual damages which would be suffered by the Seller if the Purchaser defaults in consummating the purchase and sale contemplated by this Contract. Accordingly, if all conditions precedent to the Purchaser's obligation to consummate the transactions contemplated by this Contract have been satisfied or waived, but the Purchaser fails, refuses or is unable to consummate the purchase and sale contemplated by this Contract, then the Seller's sole remedy shall be to give the Escrow Agent and the Purchaser written notice of the Purchaser's default, in which event the Escrow Agent shall pay the Earnest Money Deposit, together with interest earned thereon, to the Seller. Upon payment of the Earnest Money Deposit, including the interest earned thereon, to the Seller, neither party to this Contract shall have any further liability to the other and this Contract shall be and become null and void and of no further force and effect, either at law or in equity.

          12.3 SELLER'S DEFAULT. If all conditions and other events precedent to the Seller's obligations to consummate the transactions contemplated by this Contract have been satisfied or waived, but the Seller fails, refuses or is unable to consummate the purchase and sale contemplated by this Contract, then the Purchaser may at its election either (a) have the right to give the Escrow Agent written notice of the Seller's default, in which event the Escrow Agent shall pay the Earnest Money Deposit and the Non-Refundable Deposit, together with interest earned thereon, to the Purchaser or (b) pursue specific performance.

          12.4 RIGHTS OF ESCROW AGENT. In the event of any dispute as to who is entitled to receive the Earnest Money Deposit and interest earned thereon, the Escrow Agent shall have the right to retain the funds and disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit the Earnest Money Deposit and interest thereon with the

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

court, pending a final decision of the controversy. The parties hereto further agree that the Escrow Agent shall not be liable for failure of the depository.



                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

          13.1 COMPLETENESS. The Contract, documents, and agreements entered into pursuant thereto constitute the entire agreement between the parties with respect to the transactions contemplated herein, and supersede all prior discussions, understandings or agreements between the parties.

          13.2 BINDING EFFECT. This Contract shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

          13.3 SURVIVAL. Article 3, paragraph 7.1, Article 11 and this paragraph 13.3 shall survive the Closing.

          13.4 WAIVER. Failure by the Purchaser or the Seller to insist upon or enforce any of their respective rights hereunder shall not constitute a waiver thereof, except as provided for herein.

          13.5 GOVERNING LAW. This Contract shall be construed, interpreted and enforced in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

          13.6 ARTICLE HEADINGS. The Article and paragraph headings as herein used are for convenience or reference only and shall not be deemed to vary the content of this Contract or the covenants, agreements, representations and warranties herein set forth or limit the provisions or scope of any Article or paragraph.

          13.7 COUNTERPARTS. To facilitate execution, this Contract may be executed in as many counterparts as may be required and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart. All counterparts shall collectively constitute a single agreement.

          13.8 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered (a) personally on a business day during business hours or (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid or (c) by facsimile transmission or (d) by prepaid overnight courier service, return receipt requested:

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

          (a)  If to the Purchaser, to

               Evans Real Estate Group, LLC
               Attention:  Thomas B. Evans
               1780 S. Bellaire, Suite 707
               Denver, CO   802242
               (303) 756-6636
               (303) 756-6733 (FAX)

or to such other address as may have been furnished by the Purchaser to the Seller in writing.

          (b)  If to the Seller, to

               American Sedona Partners, L.P.
               Attention:  Evan H. Zucker
               1670 Broadway, Suite 3350
               Denver, CO   80202
               (303) 869-4700
               (303) 869-4602 FAX

or to such other address as may have been furnished by the Seller to the Purchaser in writing, with a copy to

               Edward D. White, Esq.
               Dufford & Brown, P.C.
               1700 Broadway, Suite 1700
               Denver, CO   80290-1701
               (303) 861-8013
               (303) 832-3804


and

          (c)  If to Escrow Agent, to


               Bev Saunders
               North American Title Company
               44 Cook Street, Suite 300
               Denver, CO  80206
               (303) 333-8184
               (303) 331-0882 FAX


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

or to such other address as may have been furnished by the Escrow Agent in writing to the Purchaser and the Seller.

          Any notice, request, consent or other communication shall be deemed received when it is personally delivered or on the third business day after it is deposited in the United States mails, as the case may be.

          13.9 ASSIGNMENT. The Purchaser shall not have the right to assign this Contract to another person or entity without the prior written consent of the Seller; provided, however, that no such prior written consent will be required in the event that Purchaser so assigns this Contract to an entity in which Thomas B. Evans or Terry E. Johnson is the controlling principal.

          13.10 TIME OF THE ESSENCE. Time shall be of the essence with respect to this Contract.

          13.11 SPECIAL DISTRICTS. Special Taxing Districts may be subject to general obligation indebtedness that is paid by revenues produced from annual tax levies on the taxable property within such districts. Property owners in such districts may be placed at risk for increased mill levies and excessive tax burdens to support the servicing of such debt where circumstances arise resulting in the inability of such a district to discharge such indebtedness without such an increase in mill levies. Purchaser is aware of and understands the debt financing requirements of the authorized general obligation indebtedness of such districts, existing mill levies of such district servicing such indebtedness, and the potential for an increase in such mill levies.

          13.12 ATTORNEYS FEES. The prevailing party in any dispute relating to the enforceability of this Agreement shall be entitled to an award of reasonable attorneys fees and costs.

          13.13 INDEMNIFICATION. Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all liabilities, costs and damages including reasonable attorneys fees resulting from claims made by third parties against the indemnified party arising out of the acts or omissions of the indemnifying party with respect to the Property.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and affixed their seals as of the day and year first above written.

SELLER:                 AMERICAN SEDONA PARTNERS, L.P.

                                 By: American Sedona Corp.
                                 Its: General Partner

                                 By:____________________________________________

                                 Its:___________________________________________

PURCHASER:               EVANS REAL ESTATE GROUP, LLC


                         ______________________________
                         Thomas B. Evans

          The Escrow Agent has joined in the execution of this Contract to acknowledge its appointment as Escrow Agent and hereby agrees to perform the duties imposed upon the Escrow Agent by this Contract.



ESCROW AGENT:            NORTH AMERICAN TITLE COMPANY


                         By:___________________________
                            Bev Saunders

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